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                                                                    EXHIBIT 23.5



Messrs ARAMEX International Limited
Amman, Jordan



Attn: Mr. Fadi Ghandour
President & C.E.O.



Dear Sir,



As independent public accountants, we hereby consent to the use of our report dated March 20, 1995 on the 1994 financial statements of FALLOUH TRADING AND EXPRESS SHIPPING and to all references to our firm included in or made a part of the Registration Statement on form F-1 No. 333-15639 and related prospectus of Aramex International Limited.



We are independent auditors with respect to the Aramex International Limited and its subsidiaries and affiliates within the meaning of the Securities Act of 1933 and the applicable published rules and regulations thereunder.



Khleif & Co.
Public Accountants & Consultants



Amman, Jordan